SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 8/5/05

China Printing, Inc.
(Exact name of registrant as specified in its charter)

NEVADA	000-27243	03 - 7392107
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification Number)
of incorporation)

30 West Gude Drive, Rockville, Maryland 20850
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (301) 728-8744

ITEM 1.01: Entry Into a Material Definitive Agreement

On August 5, 2005, China Printing, Inc. (“CHPI”) entered into a Consulting Agreement with James Price to provide CHPI with a strategic marketing and business analysis. Specifically, Price will provide CHPI with an analysis of current customers and market opportunities, independent development of potential new lines of business or extensions of existing lines of business, in-depth market research, analysis of potentially trademarkable items, personal one-on-one interviews with seasoned corporate executives and presentation of at least 2 potential significant strategic alliances for CHPI, including arranging meetings with the same.   Compensation for Price under the Agreement consists of options to purchase 50,000 shares of CHPI stock at an exercise price of $0.50 per share and cash payments equal to $24,000.   Price is required to complete work under the Agreement as soon as possible, but in no event later than 10/1/05.

ITEM 1.02: Termination of Material Definitive Agreement

On August 9, 2005, China Printing, Inc. (“The Registrant”) received final notification that Harbin Yinhai Technology Development Company Ltd., a Chinese corporation (“Yinhai”) has decided to terminate its Plan of Exchange with CHPI. This Plan of Exchange was first reported on the Form 8-K filed with the Securities and Exchange Commission on January 27, 2005.

The original Plan of Exchange (the "Agreement"), was executed between and among the Registrant, Yinhai, and four other parties: namely, Progressive Media Group, Inc., XCL Partners, Inc., Aero Financial, Inc. and Triple S Parts, Inc. (collectively, the "Consultants").

Pursuant to the Agreement, the shareholders of Yinhai (the "Yinhai Shareholders") were to exchange all of their shares of registered capital of Yinhai for 12,211,857 shares of common stock of the Registrant, or approximately 90% of the Registrant's then outstanding shares of common stock. Upon completion of the exchange, the registered capital of Yinhai would have been transferred to the Registrant, and Yinhai would have become a wholly-owned subsidiary of the Registrant.

The Agreement contemplated that the exchange transaction would not immediately be consummated, but would close within three days after the satisfaction or waiver of the conditions precedent set forth in the Agreement. The conditions precedent included customary closing conditions for a transaction of this type, as well as a condition that the Registrant would consummate a 30:1 reverse stock split, The Registrant would have no material liabilities at closing, as such term is defined by U.S. generally accepted accounting principles, and Yinhai would have delivered to WTEQ audited financial statements and an audit report thereon for the year ended December 31, 2004.

Incorporated into the Agreement was an Escrow Agreement, dated January 13, 2005 (the "Escrow Agreement"), which defined how a $350,000 payment would have been made at closing by Yinhai and/or the Yinhai Shareholders to the Consultants. Such payment was to be made for consulting services relating to business development, the plan of exchange, and general corporate strategies relating to public companies, as well as balance sheet restructuring. The relationship between the Consultants and Yinhai is set forth in a Client Consulting Services Agreement (the Consulting Agreement"), a copy of which was attached as Exhibit 10.2 to the original Form 8-K filed by the Registrant on January 27, 2005.

According to the Agreement, Yinhai and/or the Yinhai Shareholders would have paid $350,000 into escrow. At the closing, a total of $350,000 would have been paid by the Escrow Agent to the Consultants.

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In connection with the Agreement, the Registrant filed with the Commission a preliminary Information Statement on Schedule 14C pursuant to Section 14(c) of the Securities Exchange Act of 1934, in connection with a proposal to amend its Articles of Incorporation to change its name from Worldteq Group International, Inc. to China Printing, Inc. The proposal will not be fully effective before the mailing or delivery of a definitive Information Statement on Schedule 14C to shareholders at least 20 days prior to the date on which the action is proposed to take effect.

The circumstances surrounding the termination of the agreement are as follows: The Escrow Agreement had set a deadline of March 31 to close the transaction. Section 9 of the Escrow Agreement provided that if closing did not occur by March 31, 2005, Yinhai would be entitled to a refund of its payments and the parties would have no further liability to each other. This March 31 closing deadline was extended until May 15, 2005, pursuant to Section 2 of the First Amendment to Escrow Agreement. The May 15, 2005 deadline passed and still all the conditions of the transactions were not consummated. No additional deadline extension was given by either side, but negotiations by the parties continued in good faith. Thereafter, the Registrant’s shares ceased to be quoted by the NASD’s Over-the-Counter Bulletin board for a period of time (though the quotation was reinstated in July and continues to this day). Negotiations continued until CHPI received a final email from Yinhai’s attorney on August 9, 2005 confirming that the transaction had been terminated.

CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THE AGREEMENT WOULD HAVE RESULTED IN A CHANGE OF CONTROL OF THE REGISTRANT. NOW, THERE WILL BE NO CHANGE IN CONTROL.

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  SIGNATURES

Pursuant to the requirement of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Printing Inc.

Dated this 9th day of August, 2005.	By:	/s/ Jeffrey Lieberman
Jeffrey Lieberman President

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